As filed with the Securities and Exchange Commission on June 26, 2017

Registration No. 333-212337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

EASTERN VIRGINIA BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Virginia	54-1866052
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

________________________

10900 Nuckols Road, Suite 325

Glen Allen, Virginia 23060

(Address of Principal Executive Offices) (Zip Code)

Eastern Virginia Bankshares, Inc. 2016 Equity Compensation Plan

(Full title of the plan)

________________________

Joe A. Shearin

President and Chief Executive Officer

Southern National Bancorp of Virginia, Inc.

10900 Nuckols Road, Suite 325

Glen Allen, Virginia 23060

(Name and address of agent for service)

(804) 443-8400

(Telephone number, including area code, of agent for service)

________________________

Copy to:

Mark C. Kanaly

Alston & Bird LLP

One Atlantic Center

1201 W. Peachtree Street

Atlanta, Georgia 30309

(404) 881-7000

________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

•	Registration Statement No. 333-212337, pertaining to the registration and sale of 500,000 shares of common stock of Eastern Virginia Bankshares, Inc. (the “Company”) in connection with the Company’s 2016 Equity Compensation Plan.

On June 23, 2017, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2016, as amended, between Southern National Bancorp of Virginia, Inc. (“SONA”) and the Company, and a related Plan of Merger, the Company was merged with and into SONA (the “Merger”). As a result of the Merger, the Company ceased to exist as of 6:00 p.m. on June 23, 2017.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, SONA (as successor to the Company) hereby removes from registration the securities of the Company registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Eastern Virginia Bankshares, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on June 26, 2017.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
(as successor to Eastern Virginia Bankshares, Inc.)

By:	/s/ J. Adam Sothen
J. Adam Sothen
Chief Financial Officer

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